UNANIMOUS CONSENT RESOLUTION

OF THE DIRECTORS OF

UPLIFT NUTRITION, INC., a Nevada corporation

Approving proposed amendments to Article III and IV of the Company’s existing Articles of Incorporation and further approving a 20 for 1 reverse stock split

Made effective on September 22, 2011

This unanimous consent resolution of the Directors of Uplift Nutrition, Inc., a Nevada corporation (“Uplift” or “Company”), the principal office address of which is 252 West Cottage Avenue, Sandy, Utah 84070, hereby authorizes the adoption, by the written consent of a majority of the Company’s common shareholders, of the following proposals to (1) Amend Article III of the Company’s existing Articles to add a preferred share class or designation, thereby increasing the Company’s capitalization by 10 million shares, the power to set the rights and preferences pertaining thereto being reserved to the Board of Directors; (2) to amend Article IV or add a new Article setting forth that the Board of Directors shall have the authority in the future to adopt a employee stock option plan or stock incentive plan without obtaining future shareholder approval; and (3) to effectuate a 20 for 1 reverse split of the Company’s common shares of which there are currently 95,451,944 common capital shares issued and outstanding, all amendments of which shall be implemented by filing the appropriate Certificates with the Secretary of State of Nevada after the filing and approval of a Schedule 14C Information Statement with the U.S. Securities and Exchange Commission (“Commission”).

WHEREAS, Uplift Nutrition, in the interests of attracting other business ventures and opportunities, including other companies and assets that it may seek to acquire, believes it would be in the best interest of the Company to create and adopt a preferred class or classes of stock, the rights and preferences of which shall be within the discretion of the Board of Directors as contemplated in Nevada Revised Statute (NRS) Sections 78.195 titled Issuance of more than one class or series of stock; rights of stockholders and Section 78.1955 titled Establishment of matters regarding class or series of stock by resolution of board of directors;

WHEREAS, Uplift Nutrition, in the further interests of attracting other business ventures and opportunities, including other companies and assets that it may seek to acquire, believes it would be in the best interest of the Company to have the ability and other flexibility to adopt a employee stock option or stock incentive or benefit plan of some kind in the future without having to go back to the shareholders, file another Information Statement and obtain shareholder approval;

WHEREAS, the Company has 95,451,944 million common capital shares issued and outstanding and has little room to issue more common shares under such circumstances;

WHEREAS, in order to adopt the foregoing amendments, the Company must file a 14C Information Statement with the Commission before sending the same out to the shareholders;

WHEREAS, the existing Article III of the Company’s Articles titled “Shares” currently provides, verbatim, as follows:

ARTICLE III

SHARES

100,000,000, par value $0.00l

WHEREAS, the existing Article IV of the Company’s Articles titled “Board of Directors” currently provides, verbatim, as follows:

ARTICLE IV

Board of Directors

Gary C. Lewis

4423 S. 1800 W.

Roy, Utah 84067

WHEREAS, under Nevada law, specifically, NRS 78.1955 requires filing a “Certificate of Designation” in order to establish the voting powers, designations, preferences, limitations, restrictions and relative rights regarding preferred or other classes or series of stock within that class; and

WHEREAS, under Nevada law, specifically, NRS 78.209 requires filing a “Certificate of Change” in order to lawfully effectuate a reverse split of shares,

NOW, THEREFORE, based on the foregoing, IT IS HEREBY RESOLOVED that the Company shall be and is hereby authorized to file a Schedule 14C Information Statement on Edgar, the SEC’s public company database, in which it will disclose the following proposed amendments or changes to the Company’s Articles to be filed with the Secretary of State of Nevada:

(Proposed Amended) ARTICLE III

AUTHORIZED SHARES

The total number of shares of all classes of stock which this Corporation shall have authority to issue is 110,000,000 shares; consisting of 10,000,000 shares of preferred stock, par value $0.001 per share (hereinafter the “Preferred Stock”), and 100,000,000 shares of common stock, par value $0.00l per share (hereinafter the “Common Stock”).

and

(Proposed Amended) ARTICLE IV

BOARD OF DIRECTORS

The Board of Directors shall consist of at least one (1) Board Member.  In addition to being able to set the rights, preferences and designations to the Company’s Preferred Share without a shareholders’ meeting, the Board of Directors shall also have the authority to adopt a employee stock option or employee incentive benefit plan of some kind without shareholder approval.

BE IT FURTHER RESOLVED, that the required Nevada Certificate of Designation applicable to the proposed new preferred class or classes of shares shall contain the following language:

Preferred Stock.  Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors.  Each series shall be distinctly designated as to distinguish the shares thereof from all of other series or classes.  All shares of any one series of the Preferred Stock shall be alike in every particular.  The rights of each such series and qualifications, limitations or restriction thereof, if any, may differ from those of any and all other series at any time outstanding subject to the limitations set forth in this paragraph.  No series of Preferred Stock shall be entitled to vote as a class or otherwise on matters voted upon by the shareholders of the Company, except for those matters in which the consent of the holders of the Preferred Stock is specifically required by the provisions Title 78 of the Nevada Revised Statutes titled Private Corporations, as amended.  With respect to dividends, all shares of Preferred Stock shall have a preference over the Common Stock, be cumulative and be participating with the Common Stock.  All shares of the class of Preferred Stock shall be subject to redemption by the Company, subject to the authority hereby expressly granted to the Board of Directors to waive or reject by resolution or resolutions adopted prior to the issuance of any shares of each particular series of Preferred Stock the right of the Company to redeem the shares of Preferred Stock included in such series.  Subject to the provisions of this paragraph, the Board of Directors is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of each particular series of Preferred Stock, the designation, the rights, qualifications, limitations and restrictions thereof, if any, of such series, set forth below:

(i)  The distinctive designation of and the number of shares of Preferred Stock which shall constitute the series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof outstanding) from time to time by action of the Board of Directors;

(ii) The rate and times at which dividends on shares of the series shall be paid;

(iii)  The right, if any, of the holders of the shares of the same series to convert the same into, or exchange the same for, any other class or classes of stock of this Company and the terms and conditions of such conversion or exchange;

(iv)  Whether shares of the series shall be subject to redemption, and the redemption price or prices, including, without limitation, a redemption price or prices payable in shares of the Common Stock, cash or other property and the time and times at which, and the terms and conditions upon which, shares of the series may be redeemed;

(v)  The rights, if any, of the holders of the shares of the series upon voluntary or involuntary liquidation, merger, consolidated, distribution or sale of assets, dissolution or winding up of this Corporation; and

(vi)  The terms of the sinking fund or redemption or purchase account, if any, to be provided for shares of the series.

BE IT FURTHER RESOLVED that after sufficient shareholder approval or consent is obtained and the filing of a Certificate of Change with the State of Nevada is duly authorized, the Company shall further effectuate a the 1-for-20 reverse split of its common capital shares which shall result in 4,772,597 common capital shares then-issued and outstanding, any fractional shares to be rounded up to the next whole share, the same to be communicated to the Company’s stock transfer agent and, to the extent FINRA must be so apprised at least 10 days in advance thereof, counsel is hereby further authorized to give the required advance notice to FINRA as required under Section 6490 of the FINRA Manual titled Processing of Company-Related Actions and SEA Rule 10b-17; counsel is further authorized to investigate whether FINRA still requires applying for a new OTCBB stock symbol when a reverse-split is undertaken.

IN WITNESS WHEREOF, the undersigned Directors of UPLIFT NURTRITION, INC., a Nevada corporation, do hereby unanimously certify that the foregoing action was duly adopted on this 22nd day of September, 2011.

DATED this 23 day of September, 2011.

/s/Edward H. Hall, Sr.

EDWARD H. HALL, SR., DIRECTOR AND CHAIRMAN OF THE BOARD

DATED this 23rd day of September, 2011.

/s/Gary C. Lewis

GARY C. LEWIS, DIRECTOR AND PRESIDENT

DATED this 26 day of September, 2011.

/s/Bruce Miller

BRUCE MILLER, DIRECTOR

DATED this 23 day of September, 2011.

/s/Jessica Rampton

JESSICA RAMPTON, DIRECTOR